UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2006 ebank Financial Services, Inc.
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	000-24043 (Commission File Number)	58-2349097 (IRS Employer Identification No.)
2410 Paces Ferry Road, Suite 190
Atlanta Georgia 30339
(Address of Principal Executive
Offices) (Zip Code)
(770) 863-9225
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On Monday, January 23, 2006, ebank Financial Services, Inc. (the “Company”) approved annual salary increases for its Chief Executive Officer, James L. Box, and its Chief Financial Officer, Wayne W. Byers, as well as changes to the cash portion of the Company’s compensation arrangement with its Board of Directors and the Compensation Committee members.
The Compensation Committee approved an annual base salary for Mr. Box of $190,000.00, up from $175,000.00 in 2005. Additionally, the annual base salary for Mr. Byers was increased to $125,000.00, up from $112,000.00 in 2005.
The Compensation Committee also approved changes to the cash portion of the Company’s compensation arrangement with its non-employee directors (other than the Chairman of the Board) and Compensation Committee members. Under the amended arrangement, all non-employee directors (other than the Chairman of the Board) will be paid $500 for each board meeting attended in person (up from $400 per meeting in 2005). No amount will be paid for attendance via teleconference at any regularly scheduled Board meeting. However, to the extent a special meeting of the Board of Directors is called, any Board member attending via telephone conference will be paid $100. In addition, each Compensation Committee member and its chairman (other than the Chairman of the Board) will be paid $100 for each committee meeting attended in person, and no amount if a committee member attends via telephone conference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ebank Financial Services, Inc.
Date: January 31, 2006	By:	/s/ James L. Box
James L. Box
President and Chief Executive Officer

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